                                                                    EXHIBIT 2.28

                          AGREEMENT AND PLAN OF MERGER



                                  by and among



                              IXL HOLDINGS, INC.,

                                   iXL, INC.,

                         EXCHANGE PLACE SOLUTIONS, INC.

                                      AND

                         THE EXCHANGE PLACE SHAREHOLDER



                         Dated as of SEPTEMBER 10, 1998

                         AGREEMENT AND PLAN OF MERGER
                         ----------------------------


  THIS AGREEMENT AND PLAN OF MERGER is entered into as of this 10th day of September, 1998, by and between Exchange Place Solutions, Inc., a Georgia corporation ("Exchange Place"), IXL Holdings, Inc., a Delaware corporation ("Parent"), iXL, Inc., a Delaware corporation, or its successors or assigns ("Sub"), and the sole shareholder of Exchange Place as listed on the signature page hereto (the "Exchange Place Shareholder").

                                 R E C I T A L S:
                                 - - - - - - - -

  A. Exchange Place is engaged in the business of consulting, particularly in the financial services industry or for clients furnishing internet services (the "Exchange Place Business").

  B. Exchange Place and Sub each desire to merge their respective companies and business operations, all on the terms and subject to the conditions set forth herein (the "Merger").

  C. The Exchange Place Shareholder owns 100% of the issued and outstanding capital stock of Exchange Place (the "Exchange Place Stock").

  D. The respective Boards of Directors of Parent, Sub and Exchange Place, and the respective shareholders of Sub and Exchange Place, have approved the Merger, upon the terms and subject to the conditions set forth herein.

  E. The parties hereto intend for the Merger to qualify, for federal income tax purposes, as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

  NOW, THEREFORE, in consideration of the mutual covenants, benefits, conditions and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed as follows:


                                 ARTICLE I

                                 THE MERGER

  1.1 The Merger. Upon the terms and subject to the conditions hereof, at the Effective Time (as defined in Section 1.3 hereof), (a) Exchange Place shall be merged with and into Sub, (b) the separate existence of Exchange Place shall cease, and (c) Sub shall continue as the surviving corporation in the Merger under the laws of the State of Delaware under the name iXL, Inc. For purposes of this Agreement, Sub shall be referred to, for the period commencing on the Effective Time, as the "Surviving Corporation."

  1.2 Closing and Closing Date. Unless this Merger Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 9.1 hereof, and subject to the satisfaction or waiver of the conditions set forth in Article VII hereof, the closing of the Merger (the "Closing") will take place as promptly as practicable (and in any event within five business days after satisfaction of the conditions set forth in Sections
7.1 and 7.2 hereof) (the "Closing Date") at the offices of Minkin & Snyder, A Professional Corporation, One Buckhead Plaza, 3060 Peachtree Rd., Ste. 1100, Atlanta, GA 30305, unless another date or place is agreed to by the parties.

  1.3 Effective Time of the Merger. At the Closing, the parties hereto shall cause (a) a certificate of merger (the "Delaware Certificate of Merger") to be filed with the office of the Secretary of State of Delaware in accordance with the provisions of the Delaware General Corporation Law, as amended (the "DGCL"); and (b) a certificate of merger (the "Georgia Certificate of Merger"; collectively with the Delaware Certificate of Merger, the "Certificate of Merger") to be filed with the office of the Secretary of State of Georgia in accordance with the provisions of the Georgia Business Corporation Code (the "GBCC"). When used herein, the term "Effective Time" shall mean the time when the Delaware Certificate of Merger has been accepted for filing by the Secretary of State of Delaware, or such time as otherwise specified therein.

  1.4 Effect of the Merger. The Merger shall, from and after the Effective Time, have all the effects provided by the DGCL and the GBCC. If at any time after the Effective Time, any further action is deemed necessary or desirable to carry out the purposes of this Agreement, the parties hereto agree that the Surviving Corporation and its proper officers and directors shall be authorized to take, and shall take, any and all such action.


                                  ARTICLE II

                           THE SURVIVING CORPORATION

  2.1 Certificate of Incorporation. The Certificate of Incorporation of Sub, a form of which is attached to a closing certificate and incumbency certificate, substantially in the form of Exhibit "A" hereto ("Sub's Closing Certificate"),
                             -----------
shall be the Certificate of Incorporation of the Surviving Corporation after the Effective Time, until thereafter changed or amended as provided therein or by applicable law.

  2.2 Bylaws. The Bylaws of Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable law. A copy of the Bylaws of Sub is attached to the Sub's Closing Certificate.

  2.3 Board of Directors; Officers. The Board of Directors and officers of Sub immediately prior to the Effective Time shall be the Board of Directors and officers, respectively, of the Surviving Corporation, until the earlier of their respective resignations or the time that their respective successors are duly elected or appointed and qualified.

                                  ARTICLE III

                              CONVERSION OF SHARES

  3.1  Merger Consideration.  As of the Effective Time:

       (a) All shares of Exchange Place Stock owned by Exchange Place shall, by virtue of the Merger and without any action on the part of any shareholder, officer or director of Exchange Place or Sub, be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

       (b) Each issued and outstanding share of Exchange Place Stock (other than any Dissenting Shares, as defined in Section 3.2 hereof) shall, upon surrender to Sub, at the Closing, of the underlying share certificates, be converted into, and become exchangeable for, a number of shares of validly issued, fully paid and nonassessable Class B Common Stock of Parent, $.01 par value (the "Parent Stock") based on the following equation:

          PS=                     275,000 - D
                                           ---
                                           $10
                                  ------------
                                       S

  where:

          PS   =    the number of shares of Parent Stock (valued, as of the
                    Closing, at $10 per share) for which each share of Exchange
                    Place Stock shall be exchanged pursuant to the Merger

          D    =    any outstanding indebtedness of Exchange Place (the
                    "Exchange Place Debt"), including debt for borrowed money and accrued interest thereon, capital leases, accounts payable, accrued expenses, and any unpaid legal, accounting or other fees, all to be determined as of three business days prior to the Closing Date and all as determined in accordance with generally accepted accounting principles
                    ("GAAP")

          S    =    the number of issued and outstanding shares of Exchange
                    Place Stock on the Closing Date

       (c) Each issued and outstanding share of common stock of Sub shall, by virtue of the Merger and without any action on the part of any shareholder, officer or director of Exchange Place or Sub, be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

    3.2 Dissenting Shares. Notwithstanding any provision hereof to the contrary, any shares of Exchange Place Stock held by a Dissenting Shareholder (as hereinafter defined) shall not be converted as described in Section 3.1(b) hereof, but instead shall be converted into the right to receive the consideration due a Dissenting Shareholder pursuant to the DGCL or GBCC, as applicable, provided, however, that if a Dissenting Shareholder shall fail to perfect his demand, withdraw his demand or otherwise lose his right for appraisal under the terms of the DGCL or GBCC, as applicable, then the Exchange Place Stock held by such Dissenting Shareholder (the "Dissenting Shares") shall be deemed to be converted as of the Effective Time in accordance with the provisions of Section 3.1 hereof. Exchange Place shall not voluntarily make any payment with respect to, settle, or offer to settle or otherwise negotiate, any such demands. All amounts paid to Dissenting Shareholders shall be paid without interest thereon (to the extent permitted by applicable law) by the Surviving Corporation. For purposes hereof, the term "Dissenting Shareholder" shall mean an Exchange Place Shareholder who (a) objects to the Merger; and (b) complies with the applicable provisions of the DGCL or GBCC concerning dissenter's rights.

  3.3 No Further Rights. From and after the Effective Time, holders of certificates theretofore evidencing Exchange Place Stock shall cease to have any rights as stockholders of Exchange Place, except as provided herein or by applicable law.

  3.4 Closing of Exchange Place's Transfer Books. At the Effective Time, the stock transfer books of Exchange Place shall be closed and no transfer of Exchange Place Stock shall be made thereafter. If after the Effective Time, certificates for Exchange Place Stock are presented to Parent or the Surviving Corporation, they shall be canceled and exchanged for a consideration as set forth in Section 3.1 hereof, subject to applicable law in the case of Dissenting Shareholders.


                                  ARTICLE IV

               REPRESENTATIONS AND WARRANTIES OF EXCHANGE PLACE

  Exchange Place, and the Exchange Place Shareholder, jointly and severally, represent and warrant to Parent and Sub as follows, which representations and warranties shall survive the Closing in accordance with Section 10.1 hereof.

  4.1 Organization and Qualification. Exchange Place is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia. Exchange Place has the requisite corporate power and authority to carry on the Exchange Place Business as it is now being conducted and is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary. Complete and correct copies of the Articles of Incorporation and Bylaws, if any, of Exchange Place as in effect on the date hereof are attached to a closing certificate and incumbency certificate, substantially in the form of Exhibit "B" hereto
                                                     -----------
("Exchange Place's Closing Certificate"). The minute book of Exchange Place, a true and complete copy of which has been delivered to Parent, (a) accurately reflects all action taken by the directors and shareholders of Exchange Place at meetings of Exchange Place's Board of Directors or shareholders, as the case may be; and (b) contains true and complete copies, or originals, of the respective minutes, if any, of all meetings or consent actions of the directors or shareholders.

  4.2 Authority. Exchange Place has the necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery hereof and the consummation of the transactions contemplated hereby by Exchange Place have been duly and validly authorized and approved by Exchange Place's Board of Directors and the Exchange Place Shareholder, and no other corporate or shareholder proceedings on the part of Exchange Place, its Board of Directors or the Exchange Place Shareholder is necessary to authorize or approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Exchange Place and the Exchange Place Shareholder, and assuming the due authorization, execution and delivery by Parent and Sub, constitutes the valid and binding obligation of Exchange Place and the Exchange Place Shareholder, enforceable against Exchange Place and the Exchange Place Shareholder in accordance with its terms subject, in each case, to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors' rights and to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing.

  4.3  Capitalization.

       (a) The authorized capital stock of Exchange Place consists of 1,000,000 shares of common stock. All issued shares are validly issued and outstanding, fully paid and nonassessable, and issued to the Exchange Place Shareholder. All outstanding capital stock of Exchange Place was issued in accordance with applicable federal and state securities laws. Except as set forth on Schedule
                                                                     --------
4.3(a) hereto, there are no options, warrants, calls, convertible notes,
-----
agreements, commitments or other rights presently outstanding that would obligate Exchange Place or the Exchange Place Shareholder to issue, deliver or sell shares of its capital stock, or to grant, extend or enter into any such option, warrant, call, convertible note, agreement, commitment or other right. In addition to the foregoing, as of the date hereof, Exchange Place has no bonds, debentures, notes or other indebtedness issued or outstanding that have voting rights in Exchange Place. Other than the shares issued to and held by the Exchange Place Shareholder, Schedule 4.3(a) sets forth a list of (i) all holders of record of (A) Exchange Place Stock, and (B) options, warrants, convertible notes or other rights to purchase capital stock of Exchange Place (collectively, "Exchange Place Stock Rights"); (ii) the number of shares held by each Exchange Place Shareholder and the number of shares of capital stock of Exchange Place represented by the Exchange Place Stock Rights; and (iii) the exercise price for each Exchange Place Stock Right.

       (b) All of the issued and outstanding shares of capital stock of Exchange Place are validly issued, fully paid and nonassessable. Except as set forth on
Schedule 4.3(b) hereto, the Exchange Place Shareholder represents and warrants
---------------
that the Exchange Place Stock held by the Exchange Place Shareholder is free and clear of any lien, charge, security interest, pledge, option, right of first refusal, voting proxy or other voting agreement, or encumbrance of any kind or nature other than restrictions on transfer imposed by federal and state securities laws (any of the foregoing, a "Lien").

  4.4 Subsidiaries. Exchange Place has no subsidiaries and does not otherwise own or control, directly or indirectly, any equity interest, or any security convertible into an equity interest, in any corporation, partnership, limited liability company, joint venture, association or other business entity (any of the foregoing, an "Entity").

  4.5  No Conflicts, Required Filings and Consents.  Except as set forth on
Schedule 4.5 hereto, none of (i) the execution and delivery of this Agreement by
------------
Exchange Place or the Exchange Place Shareholder, (ii) the consummation by Exchange Place and the Exchange Place Shareholder of the transactions contemplated hereby or (iii) compliance by Exchange Place with any of the provisions hereof will:

       (a) conflict with or violate the Articles of Incorporation or Bylaws of Exchange Place;

       (b) result in a violation of any statute, ordinance, rule, regulation, order, judgment or decree applicable to Exchange Place or the Exchange Place Shareholder, or by which Exchange Place or any of its properties or assets may be bound or affected;

       (c) result in a violation or breach of, or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or give to any other any right of termination, amendment, acceleration or cancellation of, any note, bond, mortgage, indenture, or any material contract, agreement, arrangement, lease, license, permit, judgment, decree, franchise or other instrument or obligation, to which Exchange Place is a party or by which Exchange Place or any of its properties or assets may be bound or affected;

       (d) result in the creation of any Lien on any of the property or assets of Exchange Place; or

       (e) require any consent, waiver, license, approval, authorization, order, permit, registration or filing with, or notification to (any of the foregoing being a "Consent"), (i) any government or subdivision thereof, whether domestic or foreign, or any administrative, governmental, or regulatory authority, agency, commission, court, tribunal or body, whether domestic, foreign or multinational (any of the foregoing, a "Governmental Entity"), except for the filing of the Certificate of Merger pursuant to the DGCL and the GBCC; or (ii) any other individual or Entity (collectively, a "Person").

  4.6 Financial Statements. Exchange Place has heretofore furnished Parent with a true and complete copy of the unaudited financial statements of Exchange Place for the year ended December 31, 1997, and for the six month period ended June 30, 1998 (all of the foregoing collectively herein referred to as the "Exchange Place Financial Statements"). Except as disclosed therein, the Exchange Place Financial Statements have been prepared in accordance with GAAP (except for the absence of footnotes and normal year end adjustments consistently followed throughout the period indicated, and present fairly, in all material respects, the financial position and operating results of Exchange Place as of the dates, and during the periods, indicated therein.

  4.7  Absence of Changes.  Except as provided in Schedule 4.7 hereto and except
                                                  ------------
as contemplated hereby, since June 30, 1998 (a) Exchange Place has not entered into any transaction that was not in the ordinary course of business; (b) except for sales of services and licenses of software in the ordinary course of business, there has been no sale, assignment, transfer, mortgage, pledge, encumbrance or lease of any material asset or property of Exchange Place; (c) there has been (i) no declaration or payment of a dividend, or any other declaration, payment or distribution of any type or nature to any shareholder of Exchange Place in respect of its stock, whether in cash or property, and (ii) no purchase or redemption of any share of the capital stock of Exchange Place; (d) there has been no declaration, payment, or commitment for the payment, by Exchange Place, of a bonus or other additional salary, compensation, or benefit to any employee of Exchange Place that was not in the ordinary course of business, except for normal year-end bonuses paid in the ordinary course of business; (e) there has been no release, compromise, waiver or cancellation of any debt to or claim by Exchange Place, or waiver of any right of Exchange Place; (f) there have been no capital expenditures in excess of $10,000 for any single item, or $25,000 in the aggregate; (g) there has been no change in accounting methods or practices or revaluation of any asset of Exchange Place (other than Exchange Place Accounts Receivable as defined in Section 4.26 hereof written down in the ordinary course of business in excess of $10,000 for any single Exchange Place Accounts Receivable, or $25,000 in the aggregate); (h) there has been no material damage, or destruction to, or loss of, physical property (whether or not covered by insurance) adversely affecting the Exchange Place Business or the operations of Exchange Place; (i) there has been no loan by Exchange Place, or guaranty by Exchange Place of any loan, to any employee of Exchange Place; (j) Exchange Place has not ceased to transact business with any customer that, as of the date of such cessation, represented more than 5% of the annual gross revenues of Exchange Place; (k) there has been no termination or resignation of any key employee or officer of Exchange Place, and to the knowledge of Exchange Place, no such termination or resignation is threatened;
(l) there has been no amendment or termination of any material oral or written contract, agreement or license related to the Exchange Place Business, to which Exchange Place is a party or by which it is bound, except in the ordinary course of business, or except as expressly contemplated hereby; (m) Exchange Place has not failed to satisfy any of its debts, obligations or liabilities related to the Exchange Place Business or the assets of Exchange Place as the same become due and owing (except for Exchange Place Accounts Payable (as defined in Section
4.27 hereof) payable in accordance with past practices and in the ordinary course of business); (n) there has been no agreement or commitment by Exchange Place to do any of the foregoing; and (o) there has been no other event or condition of any character pertaining to and materially and adversely affecting the assets, business or financial condition of Exchange Place.

  4.8  Undisclosed Liabilities.  Except as set forth on Schedule 4.8 hereto,
                                                        ------------
Exchange Place has no debt, liability or obligation of any kind, whether accrued, absolute or otherwise, including any liability or obligation on account of taxes or any governmental charge or penalty, interest or fine, except (a) liabilities incurred in the ordinary course of business after June 30, 1998, that would not, whether individually or in the aggregate, have a material adverse impact on the business or financial condition of Exchange Place; (b) liabilities reflected on the Exchange Place Financial Statements; and (c) liabilities incurred as a result of the transactions contemplated hereby.

  4.9  Title to Properties.  Except as set forth on Schedule 4.9 hereto,
                                                    ------------
Exchange Place has good and marketable title to all tangible property and assets used in the Exchange Place Business, and good and valid title to its leasehold interests, in each case, free and clear of any and all Liens other than Permitted Liens (as defined in Section 10.11 hereof).

  4.10 Equipment. Exchange Place has heretofore furnished Parent with a true and correct list of all items of tangible personal property (including computer hardware) necessary for or used in the operation of the Exchange Place Business in the manner in which it has been and is now operated by Exchange Place ("the Exchange Place Equipment"), except for personal property having a net book value of less than $1,000. Except as set forth on Schedule 4.10 hereto, each material
                                             -------------
item of Exchange Place Equipment is in good condition and repair, ordinary wear and tear excepted.

     4.11 Intellectual Property.

       (a) Exchange Place has heretofore furnished Parent with a true and complete list of all material proprietary technology, patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, and copyrights (and all pending applications for any of the foregoing) used by Exchange Place in the conduct of the Exchange Place Business (together with trade secrets and know how used in the conduct of the Exchange Place Business, the "Exchange Place Intellectual Property Rights"). Exchange Place owns, or is validly licensed or otherwise has the right to use or exploit, as currently used or exploited, all of the Exchange Place Intellectual Property Rights, free of any obligation to make any payment (whether of a royalty, license fee, compensation or otherwise). No claims are pending or, to the knowledge of Exchange Place, threatened, that Exchange Place is infringing or otherwise adversely affecting the rights of any Person with regard to any Exchange Place Intellectual Property Right. No Person is infringing the rights of Exchange Place with respect to any Exchange Place Intellectual Property Right. Neither Exchange Place nor any employee, agent or independent contractor of Exchange Place, in connection with the performance of such Person's services with Exchange Place, has used, appropriated or disclosed, directly or indirectly, any trade secret or other proprietary or confidential information of any other Person, or otherwise violated any confidential relationship with any other Person.

       (b) Exchange Place has heretofore furnished Parent with a true and complete list of all material computer software used by Exchange Place in the conduct of the Exchange Place Business (the "Exchange Place Software"). Exchange Place currently licenses, or otherwise has the legal right to use, all of the Exchange Place Software (including any upgrade, alteration or enhancement with respect thereto), and all of the Exchange Place Software is being used in compliance with any applicable license or other agreement.

   4.12  Real Property.  Except as set forth on Schedule 4.12 hereto:
                                                -------------

       (a) Exchange Place has a good and valid leasehold interest in all real property (including all buildings, improvements and fixtures thereon) used in the operation of the Exchange Place Business (the "Exchange Place Real Property"). Exchange Place owns no real property. Except for Permitted Liens, and for the items set forth on Schedule 4.12, there are no Liens on Exchange Place's interest in any of the Exchange Place Real Property. Schedule 4.12 lists
                                                             -------------
each county and state where any Exchange Place Real Property is located, or where Exchange Place has ever leased or owned any real property.

       (b) There are no parties in possession of any portion of the Exchange Place Real Property other than Exchange Place, whether as sublessees, subtenants at will or trespassers.

       (c) To the knowledge of Exchange Place, there is no law, ordinance, order, regulation or requirement now in existence or under active consideration by any Governmental Entity, that would require, under the provisions of any of the Exchange Place Leases (as hereinafter defined), any material expenditure by Exchange Place to modify or improve any of the Exchange Place Real Property to bring it into compliance therewith.

  4.13  Leases.  Except as set forth on Schedule 4.13 hereto, Exchange Place has
                                        -------------
furnished Parent with true and complete copies of all leases pursuant to which Exchange Place leases, as lessor or lessee, real or personal property used in operating the Exchange Place Business or otherwise (the "Exchange Place Leases"). All of the Exchange Place Leases are valid, binding and enforceable against Exchange Place and, to the knowledge of Exchange Place, against the other parties thereto, in accordance with their respective terms, and there is not under any such Exchange Place Lease any existing default by Exchange Place, or, to the knowledge of Exchange Place, by any other party thereto, or any condition or event that, with notice or lapse of time or both, would constitute a default. Exchange Place has not received notice that the lessor of any of the Exchange Place Leases intends to cancel, suspend or terminate such Exchange Place Lease or to exercise or not exercise any option thereunder.

  4.14  Contracts.  Except as set forth on Schedule 4.14 hereto, Exchange Place
                                           -------------
has furnished Parent with true and complete copies of all contracts, agreements and commitments (whether written or oral) to which Exchange Place is, directly or indirectly, a party (in its own name or as a successor in interest), or by which it or any of its properties or assets is otherwise bound, including any service agreements, customer agreements, supplier agreements, agreements to lend or borrow money, shareholder agreements, employment agreements, agreements relating to Exchange Place Intellectual Property Rights and the like (collectively, the "Exchange Place Contracts"); excepting only those Exchange Place Contracts which involve less than $10,000 and are cancelable, without penalty, on no more than 90 days' notice. The aggregate value of all payment obligations and rights to receive payments, under agreements, contracts and commitments (whether oral or in writing) to which Exchange Place is a party or by which it or any of its properties or assets is otherwise bound, and that are not listed on Schedule 4.14, is less than $50,000 (calculating such value by
              -------------
adding together the value of rights and obligations, and not by determining the net amount thereof).

  Neither Exchange Place nor, to the knowledge of Exchange Place, any other party to any of the Exchange Place Contracts (x) is in default under (nor does there exist any condition that, with notice or lapse of time or both, would cause such a default under) any of the Exchange Place Contracts, or (y) has waived any right it may have under any of the Exchange Place Contracts, the waiver of which would have a material adverse effect on the business, assets or financial condition or prospects of Exchange Place. All of the Exchange Place Contracts constitute the valid and binding obligations of Exchange Place, enforceable in accordance with their respective terms, and, to the knowledge of Exchange Place, of the other parties thereto.

  4.15  Directors and Officers.  Schedule 4.15 hereto sets forth a list, as of
                                 -------------
the Closing Date, of the name of each director and officer of Exchange Place and the position(s) held by each.

  4.16 Payroll Information. Exchange Place has paid all compensation, including bonuses and other extraordinary compensation, required to be paid to employees of Exchange Place on or prior to the date hereof other than compensation accrued in the current pay period.

  4.17  Litigation.  Except as set forth on Schedule 4.17 hereto, there is no
                                            -------------
suit, action, claim, investigation or proceeding pending or, to the knowledge of Exchange Place, threatened against or affecting Exchange Place or the Exchange Place Business, nor is there any judgment, decree, injunction or order of any applicable Governmental Entity or arbitrator outstanding against Exchange Place.

  4.18  Employee Benefit Plans/Labor Relations.

       (a) Except as disclosed in Schedule 4.18 hereto, there are no employee
                                  -------------
benefit plans, agreements or arrangements maintained by Exchange Place, including (i) "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"); (ii) current or deferred compensation, pension, profit sharing, vacation or severance plans or programs; or (iii) medical, hospital, accident, disability or death benefit plans (collectively, "Exchange Place Benefit Plans"). All Exchange Place Benefit Plans are administered in accordance with, and are in material compliance with, all applicable laws and regulations. No default exists with respect to the obligations of Exchange Place under any Exchange Place Benefit Plan.

       (b) Exchange Place is not a party to any collective bargaining agreement; no collective bargaining agent has been certified as a representative of any of the employees of Exchange Place; no representation campaign or election is now in progress with respect to any employee of Exchange Place; and there are no labor disputes, grievances, controversies, strikes or requests for union representation pending, or, to the knowledge of Exchange Place, threatened, relating to or affecting the Exchange Place Business. To the knowledge of Exchange Place, no event has occurred that could give rise to any such dispute, controversy, strike or request for representation.

  4.19  ERISA.

       (a) All Exchange Place Benefit Plans that are subject to ERISA have been administered in accordance with, and are in material compliance with, the applicable provisions of ERISA. Each of the Exchange Place Benefit Plans that is intended to meet the requirements of Section 401(a) of the Code has been determined by the Internal Revenue Service to meet such requirements within the meaning of such provision. No Exchange Place Benefit Plan is subject to Title IV of ERISA or Section 412 of the Code. Exchange Place has not engaged in any nonexempt "prohibited transactions," as such term is defined in Section 4975 of the Code or Section 406 of ERISA, involving Exchange Place Benefit Plans that would subject Exchange Place to the penalty or tax imposed under Section 502(i) of ERISA or Section 4975 of the Code. Exchange Place has not engaged in any transaction described in Section 4069 of ERISA within the last five years. Except as disclosed in Schedule 4.19 hereto or pursuant to the terms of the Exchange Place Benefit Plans, neither the execution and delivery hereof nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation or golden parachute) becoming due to any director or other employee of Exchange Place, (ii) increase any benefit otherwise payable under any Exchange Place Benefit Plan or (iii) result in the acceleration of the time of payment or vesting of any such benefit to any extent.

       (b) No notice of a "reportable event," within the meaning of Section 4043 of ERISA, for which the 30-day reporting requirement has not been waived, has been required to be filed for any Exchange Place Benefit Plan that is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA and that is intended to meet the requirements of Section 401(a) of the Code, or by any entity that is considered one employer with Exchange Place under Section 4001 of ERISA or Section 414 of the Code, within the 12-month period ending on the Closing Date. Exchange Place has not incurred any liability to the Pension Benefit Guaranty Corporation in respect of any Exchange Place Benefit Plan that remains unpaid.

  4.20  Taxes.

       (a) Exchange Place has duly and timely filed all federal, state and local income, franchise, excise, real and personal property and other tax returns and reports, including extensions, required to have been filed by Exchange Place on or prior to the Closing Date. Exchange Place has duly and timely paid all taxes and other governmental charges, and all interest and penalties with respect thereto, required to be paid by Exchange Place (whether by way of withholding or otherwise) to any federal, state, local or other taxing authority (except to the extent the same are being contested in good faith, and adequate reserves therefor have been provided in the Exchange Place Financial Statements). As of the Closing Date, all deficiencies proposed as a result of any audit have been paid or settled.

       (b) Exchange Place is not a party to, or bound by, or otherwise in any way obligated under, any tax sharing or similar agreement.

       (c) Exchange Place has not consented to have the provisions of Section 341(f)(2) of the Code (or comparable state law provisions) apply to it, and Exchange Place has not agreed or been requested to make any adjustment under Section 481(c) of the Code by reason of a change in accounting method or otherwise.

  4.21 Compliance with Applicable Laws. Exchange Place holds all material permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary to own, lease or operate all of the assets and properties of Exchange Place, as appropriate, and to carry on the Exchange Place Business as now conducted (the "Exchange Place Permits"). To the knowledge of Exchange Place, Exchange Place is in material compliance with all applicable laws, ordinances and regulations and the terms of the Exchange Place Permits. Except as set forth on Schedule 4.21 hereto, all of the Exchange Place Permits
                       -------------
are fully assignable by Exchange Place in connection with the Merger.

  4.22 Board of Directors/Shareholder Consent. Both the Board of Directors of Exchange Place and the Exchange Place Shareholder have adopted and approved this Agreement and the transactions contemplated hereby (including the Merger).

  4.23  Brokers.  Except as set forth on Schedule 4.23 hereto, no broker or
                                         -------------
finder is entitled to any broker's or finder's fee or other commission in connection with the transactions contemplated hereby as a result of arrangements made by or on behalf of Exchange Place.

  4.24  Environmental Matters.

       (a) To the knowledge of Exchange Place, no real property currently or formerly owned or operated by Exchange Place is contaminated with any Hazardous Substance (as hereinafter defined).

       (b) Exchange Place is not a party to any litigation or administrative proceeding nor, to the knowledge of Exchange Place, is any litigation or administrative proceeding threatened against it, that, in either case, asserts or alleges that Exchange Place (i) violated any Environmental Law (as hereinafter defined); (ii) is required to clean up, remove or take remedial or other responsive action due to the disposal, deposit, discharge, leak or other release of any Hazardous Substance; or (iii) is required to pay all or a portion of the cost of any past, present or future cleanup, removal or remedial or other action that arises out of or is related to the disposal, deposit, discharge, leak or other release of any Hazardous Substance.

       (c) To the knowledge of Exchange Place, there are not now nor have there previously been tanks or other facilities on, under, or at any real property owned, leased, used or occupied by Exchange Place containing materials that, if known to be present in soil or ground water, would require cleanup, removal or other remedial action under Environmental Law.

       (d) To the knowledge of Exchange Place, Exchange Place is not subject to any judgment, order or citation related to or arising out of any Environmental Law and has not been named or listed as a potentially responsible party by any Governmental Entity in a matter related to or arising out of any Environmental Law.

       (e) For purposes hereof, (i) the term "Environmental Law" means any federal, state or local law (including statutes, regulations, ordinances, codes, rules, judicial opinions and other governmental restrictions and requirements) relating to the discharge of air pollutants, water pollutants, noise, odors or process waste water, or otherwise relating to the environment or hazardous or toxic substances; and (ii) the term "Hazardous Substance" means any toxic or hazardous substance that is regulated by or under authority of any Environmental Law, including any petroleum products, asbestos or polychlorinated biphenyls.

     4.25 Interest in Customers, Suppliers and Competitors. Except as provided in Schedule 4.25 hereto, no officer, director, shareholder or employee of
   -------------
Exchange Place and no family member (including a spouse, parent, sibling or lineal descendent of any of the foregoing), has any direct or indirect material interest in any material customer, supplier or competitor of Exchange Place, or in any Person from whom or to whom Exchange Place leases any real or personal property, or in any other Person with whom Exchange Place is doing business whether directly or indirectly (including as a debtor or creditor), whether in existence as of the Closing Date or proposed, other than the ownership of stock of publicly traded corporations.

  4.26 Accounts Receivable. All accounts, notes, contracts and other receivables of Exchange Place (collectively, "Exchange Place Accounts Receivable") were acquired by Exchange Place in the ordinary course of business arising from bona fide transactions. There are no set-offs, counterclaims or disputes asserted with respect to any Exchange Place Accounts Receivable that would result in claims in excess of the reserve for bad debts set forth on the Exchange Place Financial Statements and, to the knowledge of Exchange Place and subject to such reserve, all Exchange Place Accounts Receivable are collectible in full.

  4.27 Accounts Payable. All material accounts, notes, contracts and other amounts payable of Exchange Place (collectively, "Exchange Place Accounts Payable") are currently within their respective terms, and are neither in default nor otherwise past due by more than 90 days.

  4.28 Insurance. Exchange Place currently maintains, in full force and effect, all insurance policies that are required to be maintained for the conduct of the Exchange Place Business or the ownership of Exchange Place's property (both real and personal) (collectively, the "Exchange Place Insurance Policies"). Exchange Place (a) is not in default regarding the provisions of any Exchange Place Insurance Policy; (b) has paid all premiums due thereunder; and (c) has not failed to present any notice or material claim thereunder in a due and timely fashion.

  4.29 Bankruptcy. Exchange Place has not filed a petition or request for reorganization or protection or relief under the bankruptcy laws of the United States or any state or territory thereof, made any general assignment for the benefit of creditors, or consented to the appointment of a receiver or trustee, including a custodian under the United States bankruptcy laws, whether such receiver or trustee is appointed in a voluntary or involuntary proceeding.

  4.30  Exchange Place Debt.  As of the date hereof, the Exchange Place Debt is
$0.

  4.31 Accredited Investor; Investment Purpose. The Exchange Place Shareholder represents that he (a) is an "accredited investor" as such term is defined in Rule 501 of Regulation D promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"); (b) is acquiring the Parent Stock solely for his own account for investment and not with a view to, or for sale in connection with, any distribution thereof; and
(c) will not, directly or indirectly, offer, transfer, sell, pledge, hypothecate or otherwise dispose of any Parent Stock (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of any such shares) except in compliance with the Securities Act and the rules and regulations thereunder, other applicable laws, rules and regulations, and the Second Amended and Restated Stockholders' Agreement of Parent, dated December 17, 1997 (the "Stockholders' Agreement).

  4.32 Restrictions on Transfer. The Exchange Place Shareholder acknowledges that (a) the Parent Stock received by him hereunder has not been registered under the Securities Act; (b) the Parent Stock may be required to be held indefinitely, and he must continue to bear the economic risk of the investment in such shares unless such shares are subsequently registered under the Securities Act or an exemption from such registration is available; (c) there may not be any public market for the Parent Stock in the foreseeable future; (d) Rule 144 promulgated under the Securities Act is not presently available with respect to sales of any securities of Parent, and such Rule is not anticipated to be available in the foreseeable future; (e) when and if Parent Stock may be disposed of without registration in reliance upon Rule 144, such disposition can be made only in limited amounts and in accordance with the terms and conditions of such Rule; (f) if the exemption afforded by Rule 144 is not available, public sale without registration will require the availability of an exemption under the Securities Act; (g) the Parent Stock is subject to the terms and conditions of the Stockholders' Agreement; (h) restrictive legends shall be placed on the certificates representing Parent Stock; and (i) a notation shall be made in the appropriate records of Parent indicating that Parent Stock is subject to restrictions on transfer and, if Parent should in the future engage the services of a stock transfer agent, appropriate stop-transfer instructions will be issued to such transfer agent with respect to Parent Stock.

  4.33 Ability to Bear Risk; Access to Information; Sophistication. The Exchange Place Shareholder represents and warrants that (a) his financial situation is such that he can afford to bear the economic risk of holding Parent Stock acquired by him hereunder for an indefinite period; (b) he can afford to suffer the complete loss of such Parent Stock; (c) he has been granted the opportunity to ask questions of, and receive answers from, representatives of Parent concerning the terms and conditions of the Parent Stock and to obtain any additional information that he deems necessary; (d) his knowledge and experience in financial business matters is such that he is capable of evaluating the merits and risk of ownership of the Parent Stock; (e) he has carefully reviewed the terms of the Stockholders' Agreement and has evaluated the restrictions and obligations contained therein; and (f) he (i) has reviewed the Private Placement Memorandum of Parent dated September 8, 1998 (the "Memorandum"), (ii) has
                           -----------
carefully examined the Memorandum and has had an opportunity to ask questions of, and receive answers from, representatives of Parent, and to obtain additional information concerning Parent and its Subsidiaries (as hereinafter defined), and (iii) does not require additional information regarding Parent or its Subsidiaries in connection with the Merger.

  4.34 Disclosure. No statement of fact by Exchange Place or the Exchange Place Shareholder contained herein and no written statement of fact furnished by Exchange Place or the Exchange Place Shareholder to Parent or Sub in connection herewith contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein contained not misleading.

  4.35 Nature of Liabilities. Any unpaid legal, accounting or other fees of Exchange Place are solely and directly related to the Merger.

  4.36 Exchange Place Business. None of the services previously, currently or to be performed by the Exchange Place Business, and none of its customer relationships, conflicts with or breaches any agreement or understanding, oral or written, between any Person and the Exchange Place Shareholder, including the use of customer lists or customer contacts, solicitation of employees or customers, trade secrets, or any confidential information to which the Exchange Place Shareholder may have had access during his previous employment.


                                   ARTICLE V

               REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

  Each of Parent and Sub jointly and severally represents and warrants to Exchange Place and the Exchange Place Shareholder, which representations and warranties shall survive the Closing in accordance with Section 10.1 hereof, as follows:

  5.1 Organization and Qualification. Each of Parent and its Subsidiaries (as defined in Section 10.11 hereof) is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. Each of Parent and its Subsidiaries has the requisite corporate power and authority to carry on its business as it is now being conducted and is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary. Complete and correct copies of the Certificates of Incorporation and Bylaws of Parent and Sub as in effect on the date hereof are attached, respectively, to a closing certificate and incumbency certificate, substantially in the form of Exhibit "C"
                                                                     -----------
hereto ("Parent's Closing Certificate"), and to Sub's Closing Certificate.

  5.2 Authority. Each of Parent and Sub has the necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery hereof and the consummation of the transactions contemplated hereby by each of Parent and Sub have been duly and validly authorized and approved by their respective board of directors and by Sub's sole shareholder, and no other corporate or shareholder proceedings on the part of either Parent or Sub, or their respective board of directors or shareholders, are necessary to authorize or approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and Sub, and assuming the due authorization, execution and delivery by Exchange Place and the Exchange Place

Shareholder, constitutes the valid and binding obligation of each of Parent and Sub, enforceable against each of Parent and Sub in accordance with its terms, subject, in each case, to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors' rights and to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing.

  5.3  No Conflicts, Required Filings and Consents.  Except as set forth on
Schedule 5.3 hereto, none of the execution and delivery of this Agreement by
------------
Parent or Sub, the consummation by Parent and Sub of the transactions contemplated hereby, or compliance by Parent and Sub with any of the provisions hereof, will:

       (a) conflict with or violate the Certificate of Incorporation or Bylaws of Parent or Sub, or the organizational documents of any other Subsidiaries;

       (b) result in a violation of any statute, ordinance, rule, regulation, order, judgment or decree applicable to Parent or its Subsidiaries, or by which Parent, any of its Subsidiaries, or their respective properties or assets may be bound or affected;

       (c) result in a violation or breach of, or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any note, bond, mortgage, indenture, or any material contract, agreement, arrangement, lease, license, permit, judgment, decree, franchise or other instrument or obligation to which Parent or any of its Subsidiaries is a party or by which Parent, any of its Subsidiaries or their respective properties may be bound or affected;

       (d) result in the creation of any Lien on any of the property or assets of Parent or any of its Subsidiaries; or

       (e) require any Consent of (i) any Governmental Entity (except for (x) compliance with any applicable requirements of any applicable securities laws, and (y) the filing of the Certificate of Merger pursuant to the DGCL and the
GBCC); or (ii) any other Person.

  5.4  Litigation.  Except as set forth on Schedule 5.4 hereto, there is no
                                           ------------
suit, action, claim, investigation or proceeding pending or, to the knowledge of Parent, threatened against or affecting Parent or its Subsidiaries, nor is there any judgment, decree, injunction or order of any applicable Governmental Entity or arbitrator outstanding against Parent or its Subsidiaries that, either individually or in the aggregate, would have a material adverse effect on the assets, business or financial condition of Parent and its Subsidiaries, taken as a whole.

  5.5  Brokers.  Except as disclosed on Schedule 5.5 hereto, no broker or finder
                                        ------------
is entitled to any broker's or finder's fee in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Parent or Sub.

  5.6  Parent Stock.

       (a) As of the date hereof the authorized capital stock of Parent consists of (i) (A) 75,000,000 shares of Class A Common Stock, $.01 par value, of which no shares are validly issued and outstanding, and (B) 100,000,000 shares of Class B Common Stock, $.01 par value, of which 13,778,489 shares are validly issued and outstanding (without taking into account any shares of Parent Stock to be issued pursuant hereto), fully paid and nonassessable; (ii) 750,000 shares of blank check preferred stock, (A) 250,000 of which have been designated as Class A Convertible Preferred Stock, of which 176,291 shares are validly issued and outstanding, fully paid and nonassessable, (B) 200,000 of which have been designated as Class B Convertible Preferred Stock, of which 98,767 shares are validly issued and outstanding, fully paid and nonassessable, (C) 15,000 of which have been designated as Class C Convertible Preferred Stock, of which 9,232 shares are validly issued and outstanding, fully paid and nonassessable and (D) 50,000 of which have been designated as Class D Nonvoting Preferred Stock, of which 35,700 shares are validly issued and outstanding, fully paid and nonassessable. Except as set forth on Schedule 5.6 hereto, there are no options, warrants, calls, agreements, commitments or other rights presently outstanding that would obligate Parent to issue, deliver or sell shares of its capital stock, or to grant, extend or enter into any such option, warrant, call, agreement, commitment or other right. In addition to the foregoing, as of the Closing Date, Parent has no bonds, debentures, notes or other indebtedness issued or outstanding that have voting rights in Parent.

       (b) When delivered to the Exchange Place Shareholder in accordance with the terms hereof, the Parent Stock will be (i) duly authorized, fully paid and nonassessable, and (ii) free and clear of all Liens other than restrictions imposed by the Stockholders' Agreement and by federal and state securities laws.

  5.7  Subsidiaries.  Except as set forth on Schedule 5.7 hereto, Parent has no
                                             ------------
subsidiaries and does not otherwise own or control, directly or indirectly, any equity interest in, or any security convertible into an equity interest in, any Entity. Schedule 5.7 lists the name of each of the Subsidiaries of Parent, and
         ------------
indicates their respective jurisdictions of incorporation.

  5.8 Financial Statements. Parent has heretofore furnished Exchange Place with a true and complete copy of (a) the audited financial statements of iXL Interactive Excellence, Inc. (n/k/a iXL, Inc.) for the years ended December 31, 1993, 1994 and 1995, and for the four month period ended April 30, 1996; (b) the audited combined financial statements for Creative Video, Inc. (n/k/a iXL, Inc.), Creative Video Library, Inc. and Entrepreneur Television, Inc. for the years ended December 31, 1993, 1994 and 1995, and for the four month period ended April 30, 1996; (c) the audited consolidated financial statements for Parent and its Subsidiaries for the eight months ended December 31, 1996 and for the year ended December 31, 1997; and (d) the unaudited consolidated financial statements for Parent and its Subsidiaries for the six month period ended June 30, 1998 (all of the foregoing, collectively, "Parent Financial Statements"). The Parent Financial Statements present fairly in all material respects the consolidated financial position, results of operations, shareholders' equity and cash flow of Parent at the respective dates or for the respective periods to which they apply. Except as disclosed therein, such statements and related notes have been prepared in accordance with GAAP consistently applied throughout the periods involved (except, in the case of the unaudited financial statements, for the exclusion of footnotes and normal year-end adjustments).

  5.9  Undisclosed Liabilities.  Except as set forth on Schedule 5.9 hereto,
                                                        ------------
neither Parent nor any of its Subsidiaries has any debt, liability or obligation of any kind, whether accrued, absolute or otherwise, including any liability or obligation on account of taxes or any governmental charges or penalties, interest or fines, except (a) liabilities incurred in the ordinary course of business after June 30, 1998 that would not, whether individually or in the aggregate, have a material adverse impact on the business or financial condition of Parent and its Subsidiaries, taken as a whole; (b) liabilities reflected on the Parent Financial Statements; and (c) liabilities incurred as a result of the transactions contemplated hereby.

  5.10 Compliance with Applicable Laws. Parent or its Subsidiaries hold all material permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary to own, lease or operate all of the assets and properties of Parent and its Subsidiaries, as appropriate, and to carry on Parent's business as now conducted (the "Parent Permits"). To the knowledge of Parent, Parent and its Subsidiaries are in material compliance with all applicable laws, ordinances and regulations and the terms of the Parent Permits.

  5.11 Board of Directors/Shareholder Consent. The board of directors of Parent, and both the board of directors and shareholder of Sub, have, by unanimous written consent or other action, adopted and approved this Agreement and the transactions contemplated hereby (including the Merger).

  5.12 Bankruptcy. Neither Parent nor any of its Subsidiaries has filed a petition or request for reorganization or protection or relief under the bankruptcy laws of the United States or any state or territory thereof, made any general assignment for the benefit of creditors, or consented to the appointment of a receiver or trustee, including a custodian under the United States bankruptcy laws, whether such receiver or trustee is appointed in a voluntary or involuntary proceeding.

5.13  Absence of Changes.  Except as provided in Schedule 5.13 hereto, since
                                                 -------------
June 30, 1998, there has not been (a) any transaction, commitment, dispute or other event or condition (financial or otherwise) of any character (whether or not in the ordinary course of business) individually or in the aggregate that has had, or would reasonably be expected to have, a material adverse effect on the business, properties, assets, condition (financial or otherwise), liabilities or results of operations of Parent and its Subsidiaries, taken as a whole; (b) any damage, destruction or loss, whether or not covered by insurance, which has had, or would reasonably be expected to have, a material adverse effect on the business, properties, assets, condition (financial or otherwise), liabilities or results of operations of Parent and its Subsidiaries, taken as a whole; (c) any entry into any commitment or transaction material to Parent and its Subsidiaries, taken as a whole (including any borrowing or sale of assets) except in the ordinary course of business consistent with past practice; (d) any declaration, setting aside or payment of any dividend or distribution (whether in cash, stock or property) with respect to Parent's capital stock; (e) any material change in Parent's accounting principles, practices or methods; (f) any split, combination or reclassification of any of Parent's capital stock, or the issuance or authorization of any issuance of any other securities in respect of, in lieu of or in substitution for, shares of Parent's capital stock; or (g) any agreement (whether or not in writing), arrangement or understanding to do any of the foregoing.

  5.14 Taxes. Parent and its Subsidiaries have duly and timely filed all federal, state and local income, franchise, excise, real and personal property and other tax returns and reports, including extensions, required to have been filed by Parent and its Subsidiaries on or prior to the Closing Date. Parent and its Subsidiaries have duly and timely paid all taxes and other governmental charges, and all interest and penalties with respect thereto, required to be paid by Parent and its Subsidiaries (whether by way of withholding or otherwise) to any federal, state, local or other taxing authority (except to the extent the same are being contested in good faith, and adequate reserves therefor have been provided in the applicable Parent Financial Statement). As of the Closing Date, all deficiencies proposed as a result of any audits have been paid or settled.

  5.15 Disclosure. No statement of fact by Parent or Sub contained herein and no written statement of fact furnished or to be furnished by Parent or Sub to Exchange Place in connection herewith contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein contained not misleading.


                                 ARTICLE VI

                             ADDITIONAL AGREEMENTS

  6.1 Conduct of Business by Exchange Place Pending the Merger. From and after the date hereof, prior to the Effective Time, except as contemplated hereby, unless Parent shall otherwise agree in writing, Exchange Place shall carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, use reasonable efforts to preserve intact its present business organization, keep available the services of its employees and preserve its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with Exchange Place to the end that its goodwill and on-going businesses shall not be impaired in any material respect at the Effective Time. Without limiting the generality of the foregoing, and except as contemplated hereby, unless Parent shall otherwise agree in writing, prior to the Effective Time, Exchange Place shall not, directly or indirectly:

       (a) (i) declare, set aside, or pay any dividend on, or make any other distribution in respect of, any of its capital stock, (ii) split, combine or reclassify any of its capital stock, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, or (iii) purchase, redeem or otherwise acquire, any share of capital stock of Exchange Place or any other equity security thereof or any right, warrant, or option to acquire any such share or other security;

       (b) issue, deliver, sell, pledge or otherwise encumber any share of its capital stock, any other voting security issued by Exchange Place or any security convertible into, or any right, warrant or option to acquire any such share or voting security;

       (c) amend its Articles of Incorporation, Bylaws or other comparable organizational documents;

       (d) acquire or agree to acquire (i) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any Entity or division thereof, or (ii) any assets that are material, individually or in the aggregate, to Exchange Place;

       (e) subject to a Lien or sell, lease or otherwise dispose of any of its properties or assets;

       (f) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person or issue or sell any debt security of Exchange Place, guarantee any debt security of another Person or enter into any "keep well" or other agreement to maintain the financial condition of another Person, make any loan, advance or capital contribution to, or investment in, any other Person, or settle or compromise any material claim or litigation; or

       (g) authorize any of, or commit or agree to take any of, the foregoing actions.

  6.2 Access to Information. From the date hereof through the Effective Time, Exchange Place shall afford to Parent and Parent's accountants, counsel and other representatives reasonable access during normal business hours (and at such other times as the parties may mutually agree) upon reasonable prior notice and approval of Exchange Place, which shall not be unreasonably withheld, to its properties, books, contracts, commitments, records and personnel and, during such period, shall furnish promptly to Parent all information concerning its business, properties and personnel as Parent may reasonably request. Parent and its accountants, counsel and other representatives shall, in the exercise of the rights described in this Section 6.2, not unduly interfere with the operation of the business of Exchange Place.

  6.3 Filings; Tax Elections. Exchange Place shall promptly provide Parent with copies of all filings made by Exchange Place with any Governmental Entity in connection herewith and the transactions contemplated hereby. Exchange Place shall, before settling or compromising any material income tax liability of Exchange Place, consult with Parent and its advisors as to the positions and elections that will be taken or made with respect to such matter.

  6.4 Public Announcements. The parties agree that, except as may otherwise be required to comply with applicable laws and regulations (including applicable securities laws) or to obtain consents required hereunder, public disclosure of the transactions contemplated hereby shall be made only upon or after the consummation of the Merger. Any such disclosure shall be coordinated by Parent, and the Exchange Place Shareholder shall not make any such disclosure without the prior written consent of Parent.

  6.5 Transfer and Gains Taxes and Certain Other Taxes and Expenses. Parent agrees that, to the extent it is legally able to do so, the Surviving Corporation will pay all real property transfer, gains and other similar taxes and all documentary stamps, filing fees, recording fees and sales and use taxes, if any, and any penalties or interest with respect thereto, payable in connection with consummation of the Merger.

  6.6 Further Assurances. From time to time after the Effective Time, upon the reasonable request of any party hereto, the other party or parties hereto shall execute and deliver or cause to be executed and delivered such further instruments, and take such further action, as the requesting party may reasonably request in order to effectuate fully the purposes, terms and conditions hereof.


                                 ARTICLE VII

                             CONDITIONS PRECEDENT

  7.1 Conditions to Obligation of Exchange Place and the Exchange Place Shareholder to Effect the Merger. The obligations of Exchange Place and the Exchange Place Shareholder to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

       (a) Parent and Sub shall have performed in all material respects their respective agreements contained herein required to be performed at or prior to the Effective Time, and the representations and warranties of Parent and Sub contained herein shall be true when made and (except for representations and warranties made as of a specified date, which need only be true as of such date) at and as of the Effective Time as if made at and as of such time, except as contemplated hereby;

       (b) (i) the appropriate officers of Parent shall have executed and delivered to Exchange Place at the Closing, Parent's Closing Certificate, and
(ii) the appropriate officers of Sub shall have executed and delivered to Exchange Place at the Closing, Sub's Closing Certificate;

       (c) Parent shall have obtained all of the Consents, if any, listed on
Schedule 7.1(c) hereto;
---------------

       (d) Exchange Place shall have received corporate certificates of good standing for Parent and Sub, and a copy of the Certificate of Incorporation for Parent and Sub, respectively, both as certified by the Secretary of State of Delaware; and

       (e) there shall have been delivered to the Exchange Place Shareholder at the Closing, duly executed by Parent, an Agreement to be Bound to the Registration Rights Agreement of Parent, dated as of Closing Date (the "Agreement to be Bound to the Registration Rights Agreement"), in the form of Exhibit "D" hereto.
-----------

  7.2 Conditions to Obligations of Parent and Sub to Effect the Merger. The obligations of Parent and Sub to effect the Merger shall be subject to the fulfillment, at or prior to the Effective Time, of the following conditions:

       (a) Exchange Place and the Exchange Place Shareholder shall have performed in all material respects their respective agreements contained herein required to be performed at or prior to the Effective Time, and the representations and warranties of Exchange Place and the Exchange Place Shareholder contained herein shall be true when made and (except for representations and warranties made as of a specified date, which need only be true as of such date) at and as of the Effective Time as if made at and as of such time, except as contemplated hereby;

       (b) the appropriate officers of Exchange Place shall have executed and delivered to Parent at the Closing, Exchange Place's Closing Certificate;

       (c) Exchange Place and the Exchange Place Shareholder shall have obtained or caused to be obtained all of the Consents, if any, listed on Schedule 7.2(c)
                                                                --------------
hereto;

       (d) there shall have been delivered to Parent at the Closing, duly executed by the Exchange Place Shareholder, (i) an Agreement to be Bound to the Stockholders' Agreement, in the form of Exhibit "E" hereto, substantially in the
                                        -----------
form attached thereto; and (ii) an Agreement to be Bound to the Registration Rights Agreement;

       (e) Parent shall have received a corporate certificate of existence for Exchange Place, as certified by the Secretary of State of Georgia, and a copy of the Articles of Incorporation of Exchange Place;

       (f) as of the date three business days prior to the Closing Date the Exchange Place Debt shall be no greater than $0;

       (g) Parent shall have received from Exchange Place or the Exchange Place Shareholder, as the case may be, such other documents as Parent's counsel shall have reasonably requested, in form and substance reasonably satisfactory to Parent's counsel; and

       (h) Parent shall have received evidence satisfactory to it that at the Closing the assets and properties used in the Exchange Place Business are free and clear of all Liens other than Permitted Liens (as hereinafter defined), and that the Exchange Place Shareholder is an accredited investor in accordance with
Section 4.31 hereof.

                                  ARTICLE VIII

                                 INDEMNIFICATION

  8.1  Indemnification by Parent.

       (a) Parent shall indemnify and hold the Exchange Place Shareholder and Exchange Place's directors, officers and employees (collectively, the "Exchange Place Indemnified Parties") harmless from and against, and agree promptly to defend each of the Exchange Place Indemnified Parties from and reimburse each of the Exchange Place Indemnified Parties for, any and all losses, damages, costs, expenses, liabilities, obligations and claims of any kind (including reasonable attorney fees and other legal costs and expenses) (collectively, a "Exchange Place Loss") that any of the Exchange Place Indemnified Parties may at any time suffer or incur, or become subject to, as a result of or in connection with:

          (i) any breach or inaccuracy of any of the representations and warranties made by Parent or Sub in or pursuant hereto, or in any instrument, certificate or affidavit delivered by Parent or Sub at the Closing in accordance with the provisions hereof;

          (ii) any failure by Parent or Sub to carry out, perform, satisfy and discharge any of its respective covenants, agreements, undertakings, liabilities or obligations hereunder or under any of the documents and materials delivered by Parent pursuant hereto; and

          (iii) any suit, action or other proceeding arising out of, or in any way related to, any of the matters referred to in this Section 8.1(a).

       (b) Notwithstanding any other provision hereof to the contrary, Parent shall not have any liability under Section 8.1(a)(i) above (i) unless the aggregate of all Exchange Place Losses for which Parent would be liable but for this sentence exceeds, on a cumulative basis, an amount equal to $50,000, and then only to the extent of such excess, (ii) for amounts in excess of $2,750,000 in the aggregate, and (iii) unless the Exchange Place Shareholder has asserted a claim with respect to the matters set forth in Section 8.1(a)(i), or 8.1(a)(iii) to the extent applicable to Section 8.1(a)(i), within two years of the Effective Time. Notwithstanding any implication to the contrary contained herein, the parties acknowledge and agree that a decrease in the value of Parent Stock would not, by itself, constitute a Exchange Place Loss, unless and to the extent a decrease in the value of Parent Stock has been demonstrated to be as a result of any event described in Sections 8.1(a)(i), (ii) or (iii) above.

  8.2  Indemnification by the Exchange Place Shareholder.

       (a) The Exchange Place Shareholder shall indemnify and hold Parent, Sub, Surviving Corporation and their respective shareholders, directors, officers and employees (collectively, the "Parent Indemnified Parties") harmless from and against, and agree to defend promptly each of the Parent Indemnified Parties from and reimburse each of the Parent Indemnified

Parties for, any and all losses, damages, costs, expenses, liabilities, obligations and claims of any kind (including reasonable attorneys' fees and other legal costs and expenses) (collectively, a "Parent Loss") that any of the Parent Indemnified Parties may at any time suffer or incur, or become subject to, as a result of or in connection with:

          (i) any breach or inaccuracy of any of the representations and warranties made by Exchange Place or the Exchange Place Shareholder in or pursuant hereto, or in any instrument certificate or affidavit delivered by any of the same at the Closing in accordance with the provisions hereof;

          (ii) any failure by Exchange Place or the Exchange Place Shareholder to carry out, perform, satisfy and discharge any of their respective covenants, agreements, undertakings, liabilities or obligations hereunder or under any of the documents and materials delivered by Exchange Place pursuant hereto; and

          (iii) any suit, action or other proceeding arising out of, or in any way related to, any of the matters referred to in this Section 8.2.

       (b) Notwithstanding the above, the Exchange Place Shareholder shall not have any liability under Section 8.2(a)(i) above (i) unless the aggregate of all Parent Losses for which the Exchange Place Shareholder would be liable but for this sentence exceeds, on a cumulative basis, an amount equal to $50,000, and then only to the extent of such excess, (ii) for amounts in excess of $2,750,000 in the aggregate, and (iii) unless Parent has asserted a claim with respect to the matters set forth in Sections 8.2(a)(i), or 8.2(a)(iii) to the extent applicable to Section 8.2(a)(i) within two years of the Effective Time, except with respect to the matters arising under Sections 4.18, 4.19, 4.20 or
4.24 hereof, in which event Parent must have asserted a claim within the applicable statute of limitations. Notwithstanding any implication to the contrary contained herein, the parties acknowledge and agree that a decrease in the value of Parent Stock would not, by itself, constitute a Parent Loss, unless and to the extent a decrease in the value of Parent Stock has been demonstrated to be as a result of any event described in Sections 8.2(a)(i), (ii) or (iii) above.

  8.3  Notification of Claims; Election to Defend

       (a) A party entitled to be indemnified pursuant to Section 8.1 or 8.2 hereof, as the case may be (the "Indemnified Party"), shall notify the party liable for such indemnification (the "Indemnifying Party") in writing of any claim or demand (a "Claim") that the Indemnified Party has determined has given or could give rise to a right of indemnification hereunder. Subject to the Indemnifying Party's right to defend in good faith third party claims as hereinafter provided, the Indemnifying Party shall satisfy its obligations under this Article VIII within 30 days after the receipt of written notice thereof from the Indemnified Party. Any amounts paid thereafter shall include interest thereon for the period commencing at the end of such 30-day period and ending on the actual date of payment, at a rate of 15% per annum, or, if lower, at the highest rate of interest permitted by applicable law at the time of such payment.

       (b) If the Indemnified Party shall notify the Indemnifying Party of any Claim pursuant to Section 8.3(a) hereof, and if such Claim relates to a Claim asserted by a third party against the Indemnified Party that the Indemnifying Party acknowledges is a Claim for which it must indemnify or hold harmless the Indemnified Party under Section 8.1 or 8.2 hereof, as the case may be, the Indemnifying Party shall have the right, at its sole cost and expense, to employ counsel of its own choosing to defend any such Claim asserted against the Indemnified Party. Notwithstanding anything to the contrary in the preceding sentence, if the Indemnified Party (i) reasonably believes that its interests with respect to a Claim (or any material portion thereof) are in conflict with the interests of the Indemnifying Party with respect to such Claim (or portion thereof), and (ii) promptly notifies the Indemnifying Party, in writing, of the nature of such conflict, then the Indemnified Party shall be entitled to choose, at the sole cost and expense of the Indemnifying Party, independent counsel to defend such Claim (or the conflicting portion thereof). The Indemnified Party shall have the right to participate in the defense of any Claim at its own expense (except to the extent provided in the preceding sentence), but the Indemnifying Party shall retain control over such litigation (except as provided in the preceding sentence). The Indemnifying Party shall notify the Indemnified Party in writing, as promptly as possible (but in any case before the due date for the answer or response to a Claim) after receipt of the notice of Claim given by the Indemnified Party to the Indemnifying Party under Section 8.3(a) hereof, of its election to defend in good faith any such third party Claim. For so long as the Indemnifying Party is defending in good faith any such Claim asserted by a third party against the Indemnified Party, the Indemnified Party shall not settle or compromise such Claim without the prior written consent of the Indemnifying Party. The Indemnified Party shall cooperate with the Indemnifying Party in connection with any such defense and shall make available to the Indemnifying Party or its agents all records and other materials in the Indemnified Party's possession reasonably required by it for its use in contesting any third party Claim; provided, however, that the Indemnifying Party shall have agreed, in writing, to keep such records and other materials confidential except (i) to the extent required for defense of the relevant Claim, or (ii) as required by law or court order. Whether or not the Indemnifying Party elects to defend any such Claim, the Indemnified Party shall have no obligations to do so. Within 30 days after a final determination (including a settlement) has been reached with respect to any Claim contested pursuant to this Section 8.3(b), the Indemnifying Party shall satisfy its obligations hereunder with respect thereto. Any amount paid thereafter shall include interest thereon for the period commencing at the end of such 30-day period and ending on the actual date of payment, at a rate of 15% per annum, or, if lower, at the highest rate of interest permitted by applicable law at the time of such payment.


                                   ARTICLE IX

                       TERMINATION, AMENDMENT AND WAIVER

   9.1 Termination. This Merger Agreement may be terminated at any time prior to the Effective Time:

       (a) by mutual written consent of Parent and Exchange Place;

       (b) by Exchange Place, upon a material breach hereof on the part of Parent or Sub which has not been cured and which would cause any condition set forth in Section 7.1 hereof to be incapable of being satisfied by September 15, 1998;

       (c) by Parent, upon a material breach hereof on the part of Exchange Place or the Exchange Place Shareholder which has not been cured and which would cause any condition set forth in Section 7.2 hereof to be incapable of being satisfied by September 15, 1998;

       (d) by Parent or Exchange Place if any court of competent jurisdiction shall have issued, enacted, entered, promulgated or enforced any order, judgment, decree, injunction or ruling which restrains, enjoins or otherwise prohibits the Merger and such order, judgment, decree, injunction or ruling shall have become final and nonappealable; or

       (e) by either Parent or Exchange Place if the Merger shall not have been consummated on or before September 15, 1998 (provided the terminating party is not otherwise in material breach of its representations, warranties or obligations hereunder).

  9.2  Fees and Expenses.

       (a) If the Merger is consummated, all costs and expenses incurred in connection herewith and the transactions contemplated hereby shall be paid by the Surviving Corporation; provided, however, that the Exchange Place Shareholder shall pay all fees and expenses (including agents, counsel and other advisors) of Exchange Place and himself.

       (b) If the Merger is not consummated for a reason other than the willful and material breach hereof by a party, all fees and expenses incurred in connection herewith and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses.

       (c) If the Merger is not consummated because of a willful and material breach hereof by any party, the nonbreaching party or parties shall be entitled to pursue all legal and equitable remedies against the breaching party for such breach including specific performance and all fees and expenses incurred by the nonbreaching party or parties in connection with enforcing its or their rights hereunder with respect to such breach shall be paid by the breaching party.

  9.3 Amendment. This Merger Agreement may be amended by Parent, Sub, Exchange Place and the Exchange Place Shareholder at any time before or after approval hereof by the Exchange Place Shareholder, but, after such approval, no amendment shall be made which (i) changes the form or decreases the amount of the consideration to be received in the Merger, (ii) in any way materially adversely affects the rights of the Exchange Place Shareholder, or (iii) under applicable law would require approval of the Exchange Place Shareholder, in any such case referred to in clauses (i), (ii) and (iii), without the further approval of the Exchange Place Shareholder. This Agreement may not be amended except by an instrument in writing signed on behalf of the parties hereto, provided that after the Effective Time, any such amendment must be signed by the Exchange Place Shareholder.

  9.4 Waiver. At any time prior to the Effective Time, the parties hereto may, to the extent permitted by applicable law, (i) extend the time for the performance of any of the obligations or other acts of any other party hereto,
(ii) waive any inaccuracies in the representations and warranties by any other party contained herein or in any documents delivered by any other party pursuant hereto and (iii) waive compliance with any of the agreements of any other party or with any conditions to its own obligations contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.


                                 ARTICLE X

                              GENERAL PROVISIONS

  10.1 Survival; Recourse. None of the agreements contained herein shall survive the Merger, except that (i) the agreements contained in Article III hereof, the covenants contained in Article VI hereof, the obligations to indemnify contained in Article VIII hereof and the agreements of the Surviving Corporation referred to in Sections 10.9 and 10.10 hereof, shall survive the Merger indefinitely (except to the extent a shorter period of time is explicitly specified therein) and (ii) the representations and warranties made in Articles IV and V hereof shall survive the Merger, and shall survive any independent investigation by the parties, and any dissolution, merger or consolidation of Exchange Place or Parent, and shall bind the legal representatives, assigns and successors of Exchange Place, the Exchange Place Shareholder and Parent, for a period of two years after the Effective Time (other than the representations and warranties contained in Sections 4.18, 4.19, 4.20 and 4.24 hereof, which shall survive for the applicable statute of limitations).

  10.2 Notices. All notices or other communications under this Agreement shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in Person, by telecopy (with confirmation of receipt), or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

  If to Exchange Place :      Exchange Place Solutions, Inc.
                              2690 Dellwood Drive
                              Atlanta, GA  30305
                              Attention:  Ashish Bahl, President
                              Telephone:  404/351-7736

  If to the Exchange Place    To the address listed under the signature
  Shareholder:                line of the Exchange Place Shareholder

  If to Parent or Sub:        IXL Holdings, Inc.
                              1888 Emery St., 2nd Floor
                              Atlanta, GA 30318
                              Attention:  James V. Sandry
                              Telecopy:   404/267-3801
                              Telephone:  404/267-3800

  With copies to:             Minkin & Snyder, A Professional Corporation
                              One Buckhead Plaza
                              3060 Peachtree Rd., Ste. 1100
                              Atlanta, GA 30305
                              Attention:  James S. Altenbach, Esq.
                              Telecopy:   404/233-5824
                              Telephone:  404/261-8000

  and to:                     Kelso & Company
                              320 Park Ave., 24th Floor
                              New York, NY 10032
                              Attention:  James J. Connors II, Esq.
                              Telecopy:   212/223-2379
                              Telephone:  212/751-3939

or to such other address as any party may have furnished to the other parties in writing in accordance with this Section.

  10.3 Entire Agreement. The exhibits and schedules hereto are incorporated herein by reference. This Agreement and the documents, schedules and instruments referred to herein and to be delivered pursuant hereto constitute the entire agreement between the parties pertaining to the subject matter hereof, and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, except for the non-disclosure letter agreement between Parent and Exchange Place dated as of June 10, 1998. There are no other representations or warranties, whether written or oral, between the parties in connection the subject matter hereof, except as expressly set forth herein.

  10.4 Assignments; Parties in Interest. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that the rights, interests, and obligations of Sub hereunder may be assigned to any direct wholly owned Delaware subsidiary of Parent without such prior consent. Subject to the preceding sentence, this Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing herein, express or implied, is intended to or shall confer upon any Person not a party hereto any right, benefit or remedy of any nature whatsoever under or by reason hereof, except as otherwise provided herein.

  10.5 Governing Law. This Agreement, except to the extent that the DGCL is mandatorily applicable to the Merger, or to the rights of the Exchange Place Shareholder or the other parties hereto with respect to the Merger, shall be governed in all respects by the laws of the State of Georgia (without giving effect to the provisions thereof relating to conflicts of law).

  10.6 Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation hereof.

  10.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which taken together shall constitute a single agreement.

  10.8 Severability. If any term or other provision hereof is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions hereof shall nevertheless remain in full force and effect so long as the economics or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon determination that any term or other provision hereof is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

  10.9 Post-Closing Access. For a period of three years after the Closing Date, the Exchange Place Shareholder and his agents and representatives shall have reasonable access to the books and records of the Exchange Place Business.

  10.10 Post-Closing Notice. To the extent the Surviving Corporation receives written notice of any event or circumstance that materially affects the Exchange Place Shareholder, the Surviving Corporation shall promptly notify the Exchange Place Shareholder of such matter, information, or event and shall provide them with copies of all relevant documentation or correspondence in connection thereto.

  10.11  Certain Definitions.  As used herein:

       (a) the term "Permitted Liens" shall mean (a) Liens for taxes, assessments or other governmental charges or levies not yet due; (b) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other Liens imposed by law created in the ordinary course of business for amounts not yet due; (c) Liens (other than any Lien imposed by ERISA) incurred or deposits made in the ordinary course of business in connection with worker's compensation, unemployment insurance or other types of social security; (d) minor defects of title, easements, rights-of-way, restrictions and other similar charges or encumbrances not materially detracting from the value of the Exchange Place Real Property or interfering with the ordinary conduct of any of the Exchange Place Business; and (e) those Liens listed on Schedule 10.11 hereto;
                                                       --------------

       (b) (i) any representation or warranty stated to be made "to the knowledge" of a party shall refer to such party's knowledge following reasonable inquiry as to the matter in question; and (ii) any representation or warranty stated to be made "to the knowledge of Exchange Place" shall refer to the knowledge, subject to clause (i) above, of the Exchange Place Shareholder; and

       (c) the term "Subsidiary" or "Subsidiaries" means any Entity of which Parent (either alone or through or together with any other Subsidiary) owns, directly or indirectly, stock or other equity interests the holders of which are entitled to more than 50% of the vote for the election of the board of directors or other governing body of such Entity (including Sub); provided, however, that with respect to the Parent, the terms "Subsidiary" and "Subsidiaries" shall not include Exchange Place or University Netcasting, Inc.



                     - SIGNATURES ON THE FOLLOWING PAGE -

      IN WITNESS WHEREOF, Parent, Sub and Exchange Place have caused this Agreement to be signed and delivered by their respective duly authorized officers, and the Exchange Place Shareholder has signed and delivered this Agreement, all as of the date first written above.


                           "Exchange Place"

                           Exchange Place Solutions, Inc., a Georgia corporation


                            By: /s/ Ashish Bahl
                               ---------------------------------------
                            Title:  President


                            "Parent"

                            IXL Holdings, Inc., a Delaware corporation


                            By: /s/ James V. Sandry
                               ---------------------------------------
                            Title:  Executive Vice President


                            "Sub"

                            iXL, Inc., a Delaware corporation


                            By: /s/ James V. Sandry
                               ---------------------------------------
                            Title:  Executive Vice President


                            "Exchange Place Shareholder"


                            /s/ Ashish Bahl
                            ------------------------------------------
                            Ashish Bahl

                            Address:  2690 Dellwood Drive
                                      Atlanta, Georgia  30305

                                   EXHIBITS
                                   --------

Sub's Closing Certificate...........................................  Exhibit A

Exchange Place's Closing Certificate................................  Exhibit B

Parent's Closing Certificate........................................  Exhibit C

Agreement to be Bound to the Registration Rights Agreement..........  Exhibit D

Agreement to be Bound to the Stockholders' Agreement................  Exhibit E

                                SCHEDULE 4.3(a)
                                ---------------

        Holders of Exchange Place Stock and Exchange Place Stock Rights


                                SCHEDULE 4.3(b)
                                ---------------

                                 Liens on Stock


                                 SCHEDULE 4.5
                                 ------------

                           Consents; Required Filings


                                 SCHEDULE 4.7
                                 ------------

              Exceptions to Absence of Changes of Exchange Place


                                 SCHEDULE 4.8
                                 ------------

                   Undisclosed Liabilities of Exchange Place


                                 SCHEDULE 4.9
                                 ------------

              Exceptions to Title to Properties of Exchange Place


                                 SCHEDULE 4.10
                                 -------------

      Exceptions to the Good Condition of the Equipment of Exchange Place

                                 SCHEDULE 4.12
                                 -------------

           Liens on and Location of Real Property of Exchange Place


                                 SCHEDULE 4.13
                                 -------------

                    Exceptions to Leases of Exchange Place


                                 SCHEDULE 4.14
                                 -------------

                  Exceptions to Contracts of Exchange Place


                                 SCHEDULE 4.15
                                 -------------

                    Directors and Officers of Exchange Place


                                 SCHEDULE 4.17
                                 -------------

                                  Litigation


                                 SCHEDULE 4.18
                                 -------------

           Employee Benefit Plans/Labor Relations of Exchange Place


                                 SCHEDULE 4.19
                                 -------------

                        ERISA Issues of Exchange Place

                                 SCHEDULE 4.21
                                 -------------

           Exceptions to the Assignability of Exchange Place Permits


                                 SCHEDULE 4.23
                                 -------------

                            Exchange Place Brokers


                                 SCHEDULE 4.25
                                 -------------

                 Interest in Customers, Suppliers, Competitors


                                 SCHEDULE 5.3
                                 ------------

           Conflicts, Required Filings and Consents of Parent and Sub


                                 SCHEDULE 5.4
                                 ------------

                           Parent or Sub Litigation


                                 SCHEDULE 5.5
                                 ------------

                             Parent and Sub Brokers


                                 SCHEDULE 5.6
                                 ------------

Outstanding Obligations of Parent to issue options, warrants or other rights in parent stock.

                                 SCHEDULE 5.7
                                 ------------

                             Subsidiaries of Parent


                                 SCHEDULE 5.9
                                 ------------

                         Parent Undisclosed Liabilities


                                 SCHEDULE 5.13
                                 -------------

              Exceptions to Absence of Changes of Parent and Sub


                                SCHEDULE 7.1(c)
                                ---------------

                                Parent Consents


                                SCHEDULE 7.2(c)
                                ---------------

                            Exchange Place Consents


                                SCHEDULE 10.11
                                --------------

                       Permitted Liens of Exchange Place